Exhibit 99.5

Schedule A

Kopernik Global Investors, LLC effected the following open market sales transactions in the Common Shares in the last 60 days:

Date	No. of Shares	Price/Share (US$)
12/27/2024	186,732	$0.5601
1/3/2025	120,513	$0.7125
1/6/2025	44,494	$0.735
1/13/2025	724,787	$0.6692
1/15/2025	20,108	$0.67
1/16/2025	13,170	$0.6775
1/21/2025	270,006	$0.6879
1/22/2025	597,516	$0.6835
1/23/2025	2,074,462	$0.7223
1/24/2025	1,017,476	$0.749
1/27/2025	148,698	$0.6935
1/30/2025	129,638	$0.6701
2/3/2025	190,938	$0.6701
2/4/2025	922,133	$0.702